Exhibit 99

Forward-looking statements

The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements made by or on behalf of us.  We and our representatives may, from time to time, make written or verbal forward-looking statements.  Generally, the inclusion of the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “will,” “guidance,” “forecast,” “outlook” and similar expressions, in filings with the SEC, in our press releases and in oral statements made by our representatives, identify statements that constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”) and are intended to come within the safe harbor protection provided by those sections.  The forward-looking statements are based upon management’s current views and assumptions regarding future events and operating performance, and are applicable only as of the dates of such statements.  The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

By their nature, forward-looking statements involve risk and uncertainties that could cause actual results to differ materially from anticipated results.  Such risks and uncertainties include, but are not limited to:

Risks Relating to Our Business

Advertising revenues

We derive a majority of our revenue from advertising, primarily in connection with our print publications and our online network of Web sites.  Our overall performance is largely dependent on the operating performance of the global Wall Street Journal (including its extended online and television brand and content), which, to a significant extent, is dependent upon business-to-business (“B2B”) advertising generated by the distinctive demographic profile of The Wall Street Journal’s audience.

Our advertising revenues are negatively impacted by economic downturns in any of our advertising markets, but particularly by downturns in our core market, B2B advertising.  We continue to experience depressed levels of advertising in the B2B market, and B2B advertising buyers continue to make spending decisions increasingly closer to publication dates, generally on a month-to-month basis.  Our B2B advertising levels, particularly in technology and finance, which have typically represented approximately 40% of The Wall Street Journal’s advertising linage, may or may not return to historical levels.  We have experienced decreases in technology advertising, particularly computer software and communications advertising, which we believe may be a result of reduced corporate information technology spending and generally reduced levels of technology company profits and share prices.  We have also experienced decreases in financial advertising, including weakness in retail financial advertising, which we believe may be due to retail financial institutions focusing on reaching more mass consumer audiences through advertisements in media that target these audiences, and a decline in tombstone ads, which we believe may be a result of changing advertising practices as well as fluctuations in deal activity.

Although we have taken initiatives (including the 2002 introduction of our Personal Journal section of The Wall Street Journal and our new Weekend Edition, the weekend publication of The Wall Street Journal launched in September 2005) to attract more consumer advertising and other diversified advertising, we may or may not be able to further penetrate these new consumer advertising segments.  In particular, The Wall Street Journal’s broad national circulation limits our ability to provide certain local advertising to consumers.  Furthermore, our new Weekend Edition may fail to generate anticipated advertising revenues, resulting in greater losses than are currently expected in its first two years of operation.  In addition, the new Weekend Edition may draw advertising away from our other consumer advertising sections, such as the Weekend Journal section of The Wall Street Journal (introduced in 1998) and Personal Journal, for consumer advertising revenues.

Our community newspapers rely on advertising revenue from local advertisers.  These revenues may be negatively impacted by the condition of the economy in the areas where our community newspapers are circulated and by the advertising habits of large regional advertisers who may change their spending patterns or go out of business.

Circulation revenues

Both advertising and circulation revenue are impacted by circulation and readership levels.  The distinctive demographics of The Wall Street Journal's circulation and readership base (in particular, its influential and affluent audience that makes significant B2B spending decisions and spends heavily on personal consumption items) is an important factor in generating circulation and advertising revenues.  Print circulation and readership at The Wall Street Journal and Ottaway – and the print publishing industry overall – are subject to competition and in particular are being negatively impacted by the preferences of some consumers to receive all or a portion of their news in new media formats and from sources other than traditional newspapers, and the proliferation of these new media formats and sources.  The risk exists that this trend may continue or that our circulation or readership may be negatively impacted by changes made from time to time by agencies such as the Audit Bureau of Circulations and various syndicated research organizations in the way they measure circulation and readership numbers.  While we seek to maintain our print circulation base, we may not be successful in doing so and may incur significant additional costs in attempting to do so and we may not be able to recover these costs through increased circulation and advertising revenues.  If we cannot maintain our print circulation and readership base, this could, in turn, adversely affect our circulation revenues and advertising revenues by reducing the willingness of advertisers to place print ads with us and/or the rates they are willing to pay.  While at the same time this trend is positively impacting our – and others’ -- online businesses, online is relatively smaller than print so the positive impact of this trend may not offset the negative impact on our print profitability.

Subscriptions

Certain of our electronic publishing businesses, including Dow Jones Newswires, are subscriber-based and are vulnerable to losses in the number of subscribers.  For example, Dow Jones Newswires could lose subscriptions, measured by the number of terminals carrying Dow Jones Newswires, as a result of business consolidations and layoffs in the financial services industry.  Similarly, WSJ.com, which currently is the largest paid subscription news site on the Internet, may not be able to continue to increase revenues through growing the number of subscribers.  Unlike WSJ.com, our competitors do not, for the most part, utilize a full online paid subscription model, and most remain free Web sites.

Seasonality

Our results of operations are subject to seasonal fluctuations, which typically cause revenues in the third quarter (which includes the months of July and August) to be lower than revenues in the remainder of the year.

Cost structure

We have done much cost-cutting over the last several years, but future cost control efforts may not be as successful as anticipated and we may not be able to continue limiting our expense growth.  Factors that may impact our ability to control expense growth in the future include our prior cost cutting, the tightening of the labor market and the resulting risk of loss of key employees, and our recent growth initiatives, such as the MarketWatch acquisition and the new Weekend Edition, and future growth initiatives.  If we are unable to continue to control expense growth in the future, there may be an adverse effect on our overall profitability.

Competition

All of our products and services face intense competition from other newspapers, national business magazines, television, trade publications, newsletters, research reports and services, free and paid Internet sites, other new media and other forms of corporate marketing.  We compete for advertising revenues, subscriptions and consumers, which include readers, online users and television viewers.  Metropolitan general interest newspapers and many small city or suburban papers carry business and financial content, as do many Internet-based services as well as television and radio.  In addition, specialized magazines in the business and financial field, as well as general news magazines, publish substantial amounts of business-related material.  The Wall Street Journal also competes for advertising with non-business publications offering audiences of high demographic quality, such as technology and lifestyle magazines.  Circulation revenues at our community newspapers may be negatively impacted by local competition, including free publications.  Nearly all of these other publications and services seek audiences and seek to sell advertising, making them competitive with our publications and services and affecting our ability to attract and retain advertisers and consumers.  We have experienced declines in advertising that we believe are due to advertisers migrating their campaigns online or to other forms of media and marketing that can reach either more mass consumer audiences or more targeted audiences.

Our efforts to expand in Europe have been limited by substantial competition from local language publications, other international publications, and local and international television networks, as well as the limited nature of the foreign language market which we serve.  In Asia, our presence with our Pan-Asia publications may be threatened by developments within the region such that readers may prefer local language or local market publications.  As the economies of the various individual Asian nations develop over time, we may encounter further difficulties in continuing to appeal to a broader Pan-Asian audience.

Our Dow Jones Newswires business and financial news products are distributed through a limited number of vendors, which distribute our news over their platforms into financial services companies, that receive our content by way of subscriptions with these vendors.  Newswires has entered into a bundling arrangement to deliver a selection of our news on all Moneyline Telerate terminals worldwide; this arrangement is important to Newswires’ international revenues and may be adversely affected by the recent acquisition by Reuters of the Moneyline Telerate business.  Moreover, sales of our Dow Jones Newswire products may continue to be negatively impacted by technological changes and changes in the brokerage industry, which have resulted in a diminishing reliance on real time news as business and financial news has become increasingly available via Internet-based publications and services.  In addition, as we strive to increase our international revenues from the Dow Jones Newswires business, we may not succeed given the competition from and subscribers’ desire for, local language news services.

There can be no assurance that we will be able to increase or to maintain the advertising, readership, circulation or subscriptions market share that we currently enjoy.  In addition, changes in the regulatory and technological environment are bringing about a global consolidation of media and telecommunications companies and convergence among various forms of media.  As a result, our operations could face increased competition from larger media entities.

Intellectual property

We rely on a combination of trademarks, trade names, copyrights, and other proprietary rights, as well as contractual arrangements, including licenses, to establish and protect our intellectual property and brand names.  We believe our proprietary trademarks and other intellectual property rights are important to our continued success and our competitive position.

Dow Jones Indexes licenses, sometimes exclusively, our proprietary indexes and trademarks to exchanges and financial institutions for use as the basis of financial products.  For example, Dow Jones has licensed the Dow Jones Industrial Average index and related trademarks for use as the basis of the DIAMONDS exchange-traded fund (ETF) and as the basis of exchange-traded options on the DIAMONDS ETF.  Two lawsuits relevant to the index licensing industry are pending in federal court.  Each of these suits is testing the scope of an index provider’s ability to enforce its intellectual property rights with respect to certain licensing activities. In one action, Dow Jones sued the International Securities Exchange (ISE) and Options Clearing Corporation (OCC) concerning the unlicensed issuance and trading of exchange-traded options on the DIAMONDS ETF. The U.S. District Court for the Southern District of New York recently issued a decision in that case holding that neither ISE nor OCC requires a license from an index provider to issue or trade ETF options.  Dow Jones is appealing this decision to the U.S. Court of Appeals for the Second Circuit. If the index provider’s intellectual property rights are successfully challenged, our ability to license our index-related property for certain uses may be impaired and our revenues related to such licensing activities could be negatively impacted.

Acquisitions

From time to time, we seek out strategic and financially attractive acquisition opportunities.  Such acquisitions may affect our costs, revenues, profitability and financial position.  Acquisitions, including our recent acquisition of MarketWatch, involve risks and uncertainties, including difficulties in integrating acquired operations, diversions of management resources and loss of key employees, challenges with respect to operating new businesses, debt incurred in financing such acquisitions (including the related possible reduction in our credit ratings and increase in our cost of borrowing) and unanticipated problems and liabilities.

New business opportunities and strategic alliances

There are substantial uncertainties associated with our efforts to leverage our brands to develop new business opportunities and to generate advertising and other revenues from these products.  Initial timetables for the introduction and development of new products or services may not be achieved and price and profitability targets may not prove feasible.  For example, we may be unable to successfully control expenses relating to our new Weekend Edition and may not achieve the gains from advertising revenues that we hope to achieve.  We also face challenges in our attempts to achieve new strategic alliances and to improve the growth and profitability of existing strategic alliances.  For example, we occasionally make non-controlling minority investments in public and private entities. We may have limited voting rights and, therefore, an inability to influence the direction of such entities.  Therefore, the success of these ventures may be dependent upon the efforts of our partners, fellow investors and licensees.  In addition, external factors, such as the development of competitive alternatives and market response, may negatively impact the success of these new opportunities and alliances.

MDC/Cantor Fitzgerald legal proceeding

We are currently party to a legal proceeding with Market Data Corp. (“MDC”) and Cantor Fitzgerald Securities with respect to our obligations, if any, under a guarantee issued to MDC and Cantor Fitzgerald Securities.  The guarantee relates to certain annual “minimum payments” owed through October 2006 by Telerate under certain conditions for data acquired by Telerate from Cantor Fitzgerald Securities and MDC under contracts entered into by Telerate when Telerate was a subsidiary of ours.  We have established a reserve ($264 million as of September 30, 2005) to cover payments we may need to make if we are required to perform under the guarantee to Cantor Fitzgerald Securities and MDC.  However, if we are required to make payments under this guarantee, whether pursuant to a judgment in the litigation or a settlement agreement, those payments would negatively impact our cash flow.

Labor relations

Approximately 32% of our domestic full-time employees are unionized. As a result, we are required to negotiate the wages, salaries, benefits, staffing levels and other terms with many of our employees collectively.  Our results could be adversely affected if labor negotiations caused work interruptions or if we are unable to negotiate agreements on reasonable terms.  In addition, our ability to make short-term adjustments to control fringe benefit costs is limited by the terms of our collective bargaining agreements in which benefits are fixed.

In addition, in light of our efforts to manage expenses, we may face difficulties in attracting and retaining qualified personnel, particularly as the labor market tightens and more opportunities are available elsewhere with higher wages.

Newsprint prices

Newsprint is our single most important raw material and represented approximately 7.5% of our total operating expenses in each of 2003 and 2004.  The price of newsprint has historically been volatile. Consolidation in the North American newsprint industry has reduced the number of suppliers. This has led to paper mill closures and conversions to other grades of paper, which, in turn, have decreased overall newsprint capacity, resulted in price increases and increased the likelihood of more price increases in the future. Our operating results could be adversely affected if newsprint prices increase significantly.

World events

Our results of operations may be affected in various ways by events beyond our control, such as wars, political unrest, natural disasters and acts of terrorism.  The September 11th terrorist attacks in the United States and the war in Iraq each contributed to a downturn in the U.S. domestic economy that, in turn, resulted in a temporary decline in advertising.  Similar events may occur in the future and could have a material adverse effect on our operating results.

Risks Relating to MarketWatch

In addition to the acquisition-related risks described under “Acquisitions” above, in connection with our acquisition of MarketWatch, we face the risk that the market for online advertising will not grow as rapidly as we expect or that we will ultimately be unable to capitalize on any such growth. Like our other online products and services, the MarketWatch business is vulnerable to the following risks and uncertainties, among others: competition for readers and advertising revenues; changes in demand for its products and services, including its licensing business; fluctuations in traffic levels on its Web sites; and potential increased regulation, including with respect to privacy laws.